TERMINATION OF LEASE AGREEMENT

THIS TERMINATION OF LEASE AGREEMENT (this "Agreement") is made as of this 30th day of January, 2009, by and between Continental 2361/2381 LLC, a California limited liability company ("Lessor"), and Peerless Systems Corporation, a Delaware corporation ("Lessee").

RECITALS

WHEREAS Lessor and Lessee entered into that certain Lease Agreement (the "Lease") dated August 1, 2006, pursuant to which Lessor leased to Lessee and Lessee leased from Lessor those certain premises (the "Premises"), commonly known as 2381 Rosecrans Avenue, Suites 330 and 400, El Segundo, California.  Any capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Lease;

WHERAS Lessee and Kyocera Technology Development, Inc., a California corporation (“Kyocera”), entered into that certain Standard Sublease dated April 30, 2008 (the “Sublease”); and

WHEREAS the parties hereto wish to provide for the termination of the Lease and the assignment and assumption of the Sublease subject to certain conditions and certain other matters, all as more particularly set forth below,

NOW, THEREFORE, the parties hereto do hereby agree as follows:

A.	Termination of Lease-Conditions.

1. Lessor and Lessee hereby agree that the Lease shall be terminated on January 31, 2009 (the “Effective Date”).  Lessee shall be permitted to occupy, free of charge, through February 28, 2009, the space that Lessee is presently occupying on the fourth (4th) floor of the Building and on the third (3rd) floor of the Building; however, until such time that Lessee shall completely vacate the Premises, Lessee shall continue to comply with all of the terms and conditions of the Insurance and Indemnification provisions set forth in Article 14 of the Lease.  Upon vacating the Premises, Lessee shall be permitted to leave the Premises in its “AS-IS” condition, and Lessee shall not be required to comply with any restoration obligation under the Lease, except, however, that Lessee shall be required to remove all of its furniture, furnishings and equipment from the Premises, and that Lessee shall surrender the Premises, in good working order and condition, free from damage, commercially ordinary wear and tear excepted.

2. Each of Lessor and Lessee acknowledges that the other party will continue, through the date Lessee shall vacate its Premises as indicated in Section 1 above, to fully perform all obligations to be performed by such party under the Lease (except, however, that Lessee shall be permitted to occupy the Premises free of charge after January 31, 2009, pursuant to Section 1 above, and that Lessor shall not be required to provide any janitorial services to Lessee after January 31, 2009).

3. Concurrently with the return of this executed document by Lessee to Lessor, Lessee shall pay Lessor a cancellation fee of Two Million Three Hundred Ninety-Nine Thousand Dollars ($2,399,999.00).  Lessee shall also forfeit its security deposit of $110,000.00.  The aforementioned fee takes into consideration (1) all outstanding rent, parking and other charges due to Lessor under the Lease through the Effective Date, (2) the credit to Lessee of $69,300.00, which represents the difference between the security deposit of $110,000.00 paid by Lessee under the Lease and the security deposit of $40,700.00 paid to Lessee by its sublessee, Kyocera Technology Development, and (3) a credit to Lessee of $329,587.00 for the unused Construction Allowance.

4. Lessee shall not be obligated to pay Lessor any outstanding charges for Operating Expenses, to the extent that Lessee’s estimated payments towards said Operating Expenses were less than the actual obligation owed, and Lessor shall not be obligated to reimburse Lessee for any overpayment towards Operating Expenses, to the extent that Lessee’s estimated payments towards said Operating Expenses were more than the actual obligation owed.

5. Lessee shall not be required to reimburse Lessor for any unpaid electricity charges incurred through January 31, 2009, and Lessee shall not be required to reimburse Lessor for any Operating Expenses or electricity charges incurred by Lessee from February 1, 2009 through February 28, 2009.

B.	Mutual Release.

1. As of the date that Lessee shall vacate the Premises, Lessee shall irrevocably and unconditionally release and forever discharge Lessor, and Lessor's predecessors, successors, assigns, executors and administrators, agents, employees, representatives, attorneys, affiliates and all persons acting by, through, under or in concert with Lessor (collectively, “Lessor's Releasees") or any of them, from all actions, debts, liens, agreements, obligations, liabilities, claims, rights, demands, damages, judgments, losses, costs and expenses, including, without limitation, attorneys' fees, of any nature whatsoever, known or unknown ("Claim" or "Claims"), which Lessee now has, claims to have, at any time heretofore had, claimed to have, against Lessor or any of Lessor's Releasees, including, without limitation, any and all such Claims which arose from, were based upon, or were related to Lessor's performance under the Lease and Lessee's occupancy of the Premises thereunder.

2. Except as regards all provisions in the Lease that specifically survive the termination or earlier expiration of the Lease, including, but not limited to, subsections B.2(a) through B.2(d) below, as of the date that Lessee shall vacate the Premises, Lessor shall irrevocably and unconditionally release and forever discharge Lessee, and Lessee's predecessors, successors, assigns, executors and administrators, agents, employees, representatives, attorneys, affiliates and all persons acting by, through, under or in concert with Lessee (collectively, “Lessee's Releasees") or any of them, from all actions, debts, liens, agreements, obligations, liabilities, claims, rights, demands, damages, judgments, losses, costs and expenses, including, without limitation, attorneys' fees, of any nature whatsoever, known or unknown ("Claim" or "Claims"), which Lessor now has, claims to have, at any time heretofore had, claimed to have, against Lessee or any of Lessee's Releasees, including, without limitation, any and all such Claims which arose from, were based upon, or were related to Lessee's performance under the Lease and Lessee's occupancy of the Premises thereunder .  The parties understand that Lessor shall not release and discharge Lessee from the following obligations and liabilities under the Lease, understanding that the following obligations and liabilities survive the termination of the Lease:

(a) Lessee's obligation to indemnify, defend and hold Lessor and Lessor's employees harmless from and against any and all liabilities, costs, expenses, claims, judgments, damages, penalties, fines and losses (including, without limitation, diminution in value of the Premises, or other portions of the building, damages for the loss or restriction or use of rentable and usable space or of any amenity of the Premises or other portions of the Building, and sums paid in settlement of claims, attorney's fees, consultant's fees and expert fees) which arise as a result of the contamination of the premises or other portions of the Project or building by Hazardous Materials caused or permitted by Lessee, Lessee's employees or Lessee's invitees, or Lessee's sublessees or their invitees;

(b) Lessee's obligation to, at Lessee's expense, protect, defend, indemnify and hold Lessor and Lessor's agents, contractors, licensees, employees, directors, officers, partners, trustees and invitees, and any and all of Lessor's lenders and mortgagees, harmless from and against any and all claims, arising out of or in connection with, Lessee's use of the premises, the Building or the property, the conduct of Lessee's business, any activity, work or things done, permitted or allowed by Lessee in or about the premises or the property, Lessee's or Lessee's employees nonobservance or nonperformance of any statute, ordinance, rule, regulation or other law, or any negligence or willful act or failure to act of lessee or lessee's employees (for which Lessee was required to purchase and maintain Liability Insurance, Property Insurance, and/or other coverage dictated by the Lease);

(c) Lessee's obligation to indemnify, defend and hold Lessor harmless from and against the payment of all unpaid governmental taxes, fees and other charges (all of which are defined in the Lease as "Assessments")  as provided in Section 3.2 of the Lease;

(d) Lessee's obligation to indemnify, defend, protect, and hold Lessor harmless from and against any and all claims for mechanics, materialmen's or other liens in connection with any alterations, repairs, or other work performed, materials furnished or obligations incurred by or for Lessee.

3. Lessee represents and warrants that Lessee is the sole owner of the tenant's interest in the Lease and that it has not made any assignment, sublease, transfer, encumbrance, conveyance, or other disposition of: (a) any interest it has in the Lease; or (b) any claim, demand, obligation, liability, action, or cause of action arising under or relating to the terms of the Lease, to any person or entity.

4. Each party represents and warrants to the other party and such other party's Releasees that it has not assigned or transferred or purported to assign or transfer any Claim or any portion thereof of any interest therein, and agrees to indemnify, defend, and hold the other party and such other party's Releasees harmless from and against any Claim based on or arising out of any such assignment or transfer, or purported assignment or transfer.

5. The releases set forth in Sections B.1 and B.2 above shall be effective notwithstanding any law, whether statutory or common law, to the contrary, including but not limited to California Civil Code Section 1542, which reads as follows:

"A GENERAL RELEASE  DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH DEBTOR."

Lessee	Lessor

C.	Assignment of Sublease.

Lessee assigns and transfers to Lessor all right, title, and interest in the Sublease and Lessor accepts from Lessee all right, title, and interest.  Lessor assumes and agrees to perform and fulfill all the terms, covenants, conditions, and obligations required to be performed and fulfilled by Lessee as Sublessor under the Sublease.

D.	Miscellaneous.

1. This Agreement shall be binding upon the heirs, administrators, executors, successors and assigns of each of the parties hereto.

2. Each of the parties hereto, without further consideration, agrees to execute and deliver such other documents and take such other action as may be necessary to consummate more effectively the subject matter hereof.

3. This Agreement shall be construed in accordance with and all disputes hereunder shall be governed by the internal laws of the State of California.

4. In the event of any controversy or dispute arising out of this Agreement, the prevailing party or parties shall be entitled to recover from the non-prevailing party or parties, reasonable expenses, including, without limitation, attorneys' fees and costs actually incurred.

5. As used in this Agreement, the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

6. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

7. This Agreement shall not be effective until executed by both Lessor and Lessee.

IN WITNESS WHEREOF, the parties have executed this agreement on the date first set forth above, acknowledging that each has carefully read each and every provision of this agreement, and has entered into this agreement of its own free will and volition.

"LESSOR"	"LESSEE"

Continental 2361/2381 LLC	Peerless Systems Corporation
a California limited liability company	a Delaware corporation

By:	Continental 2361/2381, Inc.
a Delaware corporation
its Managing member

By:		By:
Richard C. Lundquist
	President	Print Name:

Title:

By:		By:
Leonard E. Blakesley, Jr
	Secretary	Print Name:

Title: